EXHIBIT 10.60

Purchase and Sale Agreement by and among
Sunrise Assisted Living Limited Partnership,
Sunrise Farmington Hills Assisted Living, L.L.C.,
Atlantic-Sunrise, LLC,
Sunrise Poland Assisted Living, L.L.C.,
Sunrise Raleigh Assisted Living, LLC,
Sunrise Assisted Living Limited Partnership VIII, L.P.,
and ADG on Sheepshead Bay, LLC,
as Seller and
CNL Retirement Corp.,
as Purchaser and
Twenty Pack Management Corp.,
as Tenant
dated September 29, 2003

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SUNRISE ASSISTED LIVING LIMITED PARTNERSHIP,
SUNRISE FARMINGTON HILLS ASSISTED LIVING, L.L.C.,
ATLANTIC-SUNRISE, LLC
SUNRISE POLAND ASSITED LIVING, L.L.C.,
SUNRISE RALEIGH ASSISTED LIVING, LLC,
SUNRISE ASSISTED LIVING LIMITED PARTNERSHIP VIII, L.P.,
and ADG ON SHEEPSHEAD BAY, LLC,

as Seller

and

CNL RETIREMENT CORP.,

as Purchaser

-and-

TWENTY PACK MANAGEMENT CORP.

as Tenant

Dated: September 29, 2003

LIST OF SCHEDULES

Schedule A           Description of Existing Facilities

Schedule B           Gross Revenue Thresholds

Schedule C           Purchase Price Allocation

Schedule D           Description of Motor Vehicles

ii

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 29th day of September, 2003 (the "Effective Date"), by and among (a) SUNRISE ASSISTED LIVING LIMITED PARTNERSHIP, SUNRISE FARMINGTON HILLS ASSISTED LIVING, L.L.C., ATLANTIC-SUNRISE, LLC, SUNRISE POLAND ASSISTED LIVING, L.L.C., SUNRISE RALEIGH ASSISTED LIVING, LLC, SUNRISE ASSISTED LIVING LIMITED PARTNERSHIP VIII, L.P., and ADG ON SHEEPSHEAD BAY, LLC, (collectively, "Seller"), (b) CNL RETIREMENT CORP., a Florida corporation ("Purchaser"), (c) TWENTY PACK MANAGEMENT CORP., a Delaware corporation ("Tenant"), and (d) SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation ("Manager").

        W I T N E S S E T H:

        WHEREAS, the Seller (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1) is the owner of the thirteen (13) existing assisted living/senior living campuses, as more particularly described on Schedule A attached hereto and by this reference made a part hereof (each a "Facility" and collectively, the "Facilities" and also referred to as a "Property" and collectively, the "Properties"); and

        WHEREAS, Purchaser will purchase each of the Properties and thereby acquire all of the Seller’s right, title and interest in and to Properties, with Purchaser or its assigns entering into a lease with the Tenant and with the Tenant entering into a Management Agreement with Seller pursuant to which each of the Properties will be managed and operated by Manager, all pursuant to the terms and conditions hereinafter set forth; and

        WHEREAS, the Seller desires to sell to the Purchaser the Properties and thereby convey all right, title and interest in the Properties, upon the terms and conditions hereinafter set forth; and

        WHEREAS, Tenant desires to lease the Properties from the Purchaser and to contract with Manager for the management and operation of each of the Properties.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller, Tenant, and Purchaser hereby agree as follows:

SECTION 1.      DEFINITIONS.

        Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

    1.1        "Act of Bankruptcy"shall mean: (i) if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts; (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or (ii) if the proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or (iii) an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

    1.2        "Affiliate" shall mean any Person owned by, under common control with or controlled, directly or indirectly, by another Person. For the purposes of this Agreement, an "Affiliate" shall also mean and include a parent Entity, or the Person which controls (directly or indirectly) another Person. The plural of Affiliate is "Affiliates."

    1.3        "Agreement" shall mean this Purchase and Sale Agreement, together with Schedules A through D hereto, as it and they may be amended from time to time as herein provided.

    1.4        "Applicable Property Transferee" shall mean, with respect to each Property, the Property Transferee that acquires title to such Property at the Closing. The Applicable Property Transferee for each Property shall be CNL Retirement Sun1, LP, a Delaware limited partnership.

    1.5        "As-Built Drawings"shall mean, with respect to each Property, the final "as-built" plans and specifications for the Improvements located on such Property, which are to be furnished by the Seller to Purchaser pursuant to Section 4.2 of this Agreement.

    1.6        "Assets" shall mean, with respect to each Property, all of the FF&E, the Contracts and the Intangible Property, collectively, owned as of the Closing Date by Seller in connection with or relating to such Property, other than any Excluded Assets.

    1.7        "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Virginia are authorized by law or executive action to close.

    1.8        "Closing" shall have the meaning given the term in Section 3.1.

    1.9        "Closing Date" shall mean September 30, 2003.

    1.10        "Contracts" shall mean, with respect to each Property, (a) equipment leases relating to telephone switches and voice mail benefiting the Property and to which Seller or its Affiliates is a party and (b) any other equipment leases to which Seller or its Affiliates is a party that benefit the Property, are disclosed in writing to Purchaser and Tenant on or before the Closing, are reasonably acceptable to Purchaser and Tenant and are to survive the Closing.

    1.11        "Controlling Interest"shall mean: (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

    1.12        "Developer" shall mean Sunrise Development, Inc., a Virginia corporation.

    1.13        "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

    1.14        "Entity" shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

    1.15        "Environmental Reports" shall have the meaning given such term in Section 2.5.

    1.16        "Excluded Assets"shall mean, with respect to each Property: (i) all property owned by the Seller or any of its Affiliates, not normally located at its Property and used, but not exclusively, in connection with the operation of such Property; (ii) any Household Replacements associated with the Property; (iii) any Inventories located at the Property; (iv) all items, tangible or intangible, consisting of Proprietary Information; (v) computer software; (vi) all books, ledger sheets, files and records; (vii) all contracts pertaining to the operation of the Property other than the Contracts; (viii) any software, manuals, brochures or directives used by the Seller or any of its Affiliates, in the operation of the Property, and (ix) the Motor Vehicles (which are excluded only to the extent that they are to be transferred from Seller to Manager pursuant to Sections 1.35 and 2.01 below).

    1.17        "Household Replacements" shall have shall mean supply items including linen, china, glassware, silver, uniforms, and similar items, but excluding food, beverages, medical supplies, soaps, shampoos or any other similar consumable products.

    1.18        "FF&E" shall mean, with respect to each Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Seller or any of its Affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of, such Property, other than motor vehicles, but in any event excluding any Excluded Assets.

    1.19        "FF&E Schedule" shall have the meaning given such term in Section 4.5.

    1.20        "Financing" shall mean the initial first mortgage financing for the Existing Facilities obtained by the Applicable Property Transferees on or after the Closing Date. All amounts due and payable under the Financing, together with all costs associated therewith, which shall be a Purchaser expense.

    1.21        "Guarantor" shall mean Sunrise Senior Living, Inc., as guarantor, under and pursuant to the Master Agreement.

    1.22        "Improvements" shall mean, with respect to each Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of such Property and all appurtenances thereto acquired by the Applicable Property Transferee in connection with Applicable Property Transferee’s acquisition of such Property pursuant to the terms of this Agreement.

    1.23        "Intangible Property"shall mean, with respect to each Property, all transferable or assignable (a) Permits, and (b) certificates, licenses, warranties, guarantees and Contracts held by Seller and/or its Affiliates, other than (x) the Excluded Assets and (y) such Permits which are to be held by, or transferred to, the Tenant and/or Manager in order to permit the Tenant and/or Manager, respectively, to operate such Property in accordance with the terms of the Lease and the Management Agreement.

    1.24        "Inventories" shall have the meaning given such term in the Management Agreement.

    1.25        "Lease" shall mean, with respect to each Property, the "triple net" lease agreement to be entered into at the Closing by the Applicable Property Transferee and the Tenant, in form and content mutually acceptable to Tenant and Purchaser. Each Lease shall be cross-defaulted with each and every other Lease.

    1.26        "Management Agreement"shall mean the applicable Management Agreement to be entered into as of the Closing Date with respect to each Property, between Tenant and Manager, substantially in form mutually agreeable to the parties.

    1.27        "Manager" shall mean Sunrise Senior Living Management, Inc., a Virginia corporation.

    1.28        "Master Agreement"shall mean that certain Master Agreement of even date herewith among Manager, Developer, Tenant and Purchaser.

    1.29        "Motor Vehicles" shall mean those motor vehicles being transferred by Seller to Manager pursuant to this Agreement and described in Schedule D attached hereto.

    1.30        "Owner Agreement"shall mean, with respect to each Property, the Owner Agreement in form and content mutually acceptable to the Applicable Property Transferee, Tenant, and Manager, to be entered into as of the Closing Date by Manager, Tenant and the Applicable Property Transferee, which shall be applicable to such Property from and after the Closing Date.

    1.31        "Permits" shall mean, with respect to each Property, all governmental permits and approvals, including licenses and authorizations, required for the construction, ownership and operation of the assisted living/senior living facilities within and on the Improvements, including without limitation healthcare regulatory licenses, residential care for the elderly licenses, assisted living licenses, occupational licenses and/or qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Property and such assisted living/senior living facilities

    1.32        "Permitted Encumbrances" shall mean, with respect to each Property, any and all matters affecting title to the Property as shown on the Title Commitments.

    1.33        "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

    1.34        "Pooling Agreement"shall mean the Pooling Agreement in form and content mutually acceptable to each Applicable Property Transferee, the Tenant and the Manager, to be entered into as of the Closing Date by each Applicable Property Transferee, the Tenant, the Manager, CNL Retirement Sun1 Beverly Hills CA, LP, CNL Retirement Sun1 Cresskill NJ, LP, CNL Retirement Sun1 Edmonds WA, LP, CNL Retirement Sun1 Lilburn GA, LP, CNL Retirement Sun1 Madison NJ, LP, Sunrise Cresskill Assisted Living, L.L.C., Sunrise Madison Senior Living, L.L.C., and Sunrise Five Forks Assisted Living, L.L.C., a Georgia limited liability company.

    1.35        "Property" shall mean any of the Real Property, Improvements and Assets, inclusive, with respect to each of the Existing Facilities or Future Facilities, as the case may be and/or the context shall require. For the purposes of this Agreement, the term "Properties" shall mean and refer to all of the foregoing collectively.

    1.36        "Property Transferee" shall mean each entity that acquires title at the Closing to one of the Properties.

    1.37        "Proprietary Information" shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by the Seller or the Manager or any Affiliate thereof in connection with the property management system and all future electronic systems developed by the Seller or the Manager or any Affiliate thereof for use with respect to any Property, (b) all manuals, brochures and directives used by Seller or the Manager or any Affiliate thereof with respect to the procedures and techniques to be used in operating any Property, (c) customer lists, (d) employee records which must remain confidential either under applicable legal requirements or under reasonable corporate policies of the Seller or the Manager or any Affiliate thereof, and (e) any information identified as being confidential or proprietary in any Development Agreement or Management Agreement.

    1.38        "Purchaser" shall mean CNL Retirement Corp., a Florida corporation, and its permitted successors and assigns.

    1.39        "Purchase Price" shall mean the amount to be paid by Purchaser to Seller for the Properties, set forth on Schedule B hereto. The Purchase Price also shall be subject to adjustments, credits and prorations as provided herein.

    1.40        "Real Property" shall mean, with respect to each Property, the real property described with respect to the Properties described on Schedule A attached hereto, together with all easements, rights of way, privileges, licenses and appurtenances which the Seller may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.

    1.41        "Seller" shall mean the parties identified as "Seller" in the introductory paragraph of this Agreement.

    1.42        "Tenant" shall mean Twenty Pack Management Corp., a Delaware corporation, which shall at all relevant times hereunder be a bankruptcy remote, single purpose entity whose sole business shall be the ownership of Tenant's interest under the Leases.

    1.43        "Title Commitments" shall have the meaning given such term in Section 2.3.

    1.44        "Title Company" shall mean First American Title Insurance Company or such other title insurance company as shall have been approved by Purchaser and the Seller.

SECTION 2.           PURCHASE-SALE AND LEASE; DILIGENCE.

    2.1        Purchase-Sale and Lease. Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser, the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement. Also in consideration of the mutual covenants herein contained, upon, and subject to, acquisition by Purchaser of the Properties, Purchaser hereby agrees to simultaneously lease to Tenant, and Tenant hereby agrees to simultaneously lease from Purchaser, each of such Properties purchased by Purchaser, on the terms and conditions of the Lease applicable thereto, and in accordance with the terms of this Agreement. Also in consideration of the mutual covenants herein contained, Seller hereby agrees to convey to either Purchaser or Manager, at the Purchaser’s election, the existing Household Replacements associated with the Properties, the existing Inventories located at the Properties, and any Motor Vehicles associated with the Properties, on the terms and conditions set forth herein.

    2.2        Diligence Inspections. Except as otherwise expressly provided to the contrary in this Agreement, Purchaser and Tenant have approved (or are deemed to have approved for purposes of this Agreement) the Properties in its "AS IS, WHERE IS" condition as of the Effective Date, subject to the representations, warranties, terms and conditions of this Agreement.

    2.3        Title Matters. Purchaser and the Tenant have approved (or shall be deemed to have approved for purposes of this Agreement) the state of title to each Property and all exceptions thereto reflected in the written commitments for an ALTA Owner’s policy of title insurance with respect to each Property (collectively, the "Title Commitments"). Seller shall cause all mortgages, deeds of trust and other monetary liens encumbering its Property to be released at or prior to the Closing; provided, however, such liens may continue to encumber the Property at the Closing if the Title Company is willing to insure over such liens in a manner acceptable to Purchaser and Tenant and such liens are released promptly following the Closing. Seller’s obligation to cause the release of any such liens pursuant to the immediately preceding sentence shall survive the Closing.

    2.4        Survey. Purchaser and Tenant have approved the surveys (collectively, the "Surveys") for the Properties and all matters shown thereon.

    2.5        Environmental Reports. Purchaser has approved and accepts the environmental condition of each Property as existing as of the Closing Date and as reflected in the environmental report or reports in respect of each Property.

SECTION 3.           PURCHASE AND SALE.

    3.1        Closing. The purchase, sale and lease of the Properties and other transactions contemplated hereby shall be consummated on September 30, 2003. The Closing shall be held in escrow with the Title Company at the offices of Watt, Tieder, Hoffar & Fitzgerald, 7929 Westpark Drive, McLean, Virginia 22102, or at such other location as the Seller and the Purchaser and the Tenant may agree.

    3.2        Purchase Price. At the Closing, the Purchase Price shall be payable by Purchaser by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by Seller prior to the Closing, subject to any adjustments and apportionments made pursuant to this Agreement.

    3.3        Capital Budget Proration. Purchaser and Seller agree that a credit shall be determined for each Existing Facility based on the budget for capital expenditures for such Existing Facility and the utilization of such budget at the Closing Date for such Existing Facility. On the Closing Date, Purchaser and Seller shall prorate the capital expenditures budget for each Existing Facility for the calendar year 2003, with a portion of such budget allocated to Seller based on the portion of the calendar year elapsed prior to the Closing Date and the balance of such budget allocated to the Purchaser based on the balance of the calendar year from and after the Closing Date. From the portion of the capital expenditure budget allocated to Seller, there shall be deducted the capital expenditures paid by Seller for calendar year 2003 prior to the Closing Date. If the remainder is a positive number, such amount will be paid by Seller to Purchaser on the Closing Date.

    3.4        Accounts Receivable. As of the day after the Closing Date, the Facilities will have certain outstanding accounts receivable (the "Receivables"). Each Seller of an Existing Facility shall receive a payment on October 1, 2003 in consideration of the Purchaser’s right to collect the Receivables after Closing. Such payment shall be in an amount equal to eighty percent (80%) of the Receivables outstanding as of the day after the Closing Date. All amounts collected after the Closing Date with respect to Receivables would belong to Purchaser.

    3.5        Adjustment to Purchase Price of Existing Facilities. If the aggregate Gross Revenue (as defined in the Management Agreements) of the Facilities during the calendar quarters specified in Schedule B are less than the Gross Revenue amounts specified in Schedule B hereto for the Facilities for such calendar quarters, then the aggregate Purchase Price for such Facilities shall be reduced by the adjustment amount specified in Schedule B. Seller shall pay cash to Purchaser in such adjustment amount. Such payment shall be made by Seller within sixty (60) days after the fiscal quarter in which the Facilities failed to generate the required Gross Revenue, as specified in Schedule B. The amount of any such reduction shall be allocated against the Purchase Price of the Facilities in proportion to the purchase price of each Facility as compared to the aggregate purchase price of all Facilities.

SECTION 4.           CLOSING DELIVERIES; CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.

    4.1        Property Transferees. The Seller hereby acknowledges and agrees that the Purchaser shall have the right to assign this Agreement with respect to each Property to the Applicable Property Transferee as may be necessary in order to effectuate the intent of this Section 4.1.

    4.2        Closing Documents. Seller, Manager, Purchaser, or their respective Affiliates and/or the Tenant, as applicable, shall have delivered (or cause to be delivered) to one another, as appropriate, with respect to each Property:

                 (a)            A Special Warranty Deed, duly executed by the Seller, conveying to the Applicable Property Transferee good and marketable title to such Property, free from all liens, encumbrances, security interests, options and adverse claims of any kind or character, subject to the Permitted Encumbrances, in form mutually acceptable to Seller and Purchaser;

                 (b)            An Assignment and Assumption of Contracts (including any construction related contracts) in a form mutually acceptable to Seller and Purchaser, an Assignment of Intangible Property in a form mutually acceptable to Seller and Purchaser, each duly executed by the Seller (or its Affiliate, as applicable), and Applicable Property Transferee transferring and assigning to the Applicable Property Transferee all rights, title and interest of Seller (or its Affiliate, as applicable) in the Assets (other than any existing Household Replacements, any existing FF&E or any existing Inventories) related to such Property, together with, to the extent the same are in Seller’s or its Affiliate’s (or their agent’s) possession, original (or copies certified by Seller as true and correct), fully executed copies of all agreements constituting any of the same, and under which the Applicable Property Transferee will assume any obligations from and after the Closing Date;

                (c)            A Warranty Bill of Sale in a form mutually acceptable to Seller and Purchaser, duly executed by Seller, transferring to the Applicable Property Transferee all rights, title and interest of Seller in any existing Household Replacements associated with such Property, any FF&E associated with such Property and any existing Inventories located at such Property;

                (d)            The Master Agreement duly executed by Manager, Developer, Purchaser, Guarantor and Tenant;

                (e)            The Management Agreement for such Property duly executed by the Manager and the Tenant;

                (f)            The Lease for such Property duly executed by the Tenant and the Applicable Property Transferee in recordable form;

                (g)            The Owner Agreement for such Property duly executed by the Manager, Purchaser, the Applicable Property Transferee and the Tenant;

                (h)            The Pooling Agreement duly executed by the Manager, Purchaser, the Applicable Property Transferees and the Tenant.

                (i)            An original (or if not available, a copy) of the final certificate of occupancy for each Existing Facility;

                (j)            A certificate bringing forward the warranties contained herein to the Closing Date;

                (k)            [Omitted];

                (l)            Certified copies of applicable resolutions and certificates of incumbency with respect to Purchaser, Applicable Property Transferees, Seller, Manager, Tenant and such other Persons as each party may reasonably require;

                (m)            A written commitment or written commitments for construction financing for all Future Facilities in form and content reasonably satisfactory to Purchaser;

                (n)            Development Agreements satisfactory to Purchaser with respect to each of the Future Facilities;

                (o)            A copy of the "As-Built" Drawings as to each Existing Facility (which copy is located at each Existing Facility, and the use of which is limited to assisting in the maintenance, repair and renovation of such Existing Facility);

                (p)            Copies of the Permits (certified by Seller as true and correct);

                (q)            Copies of the Contracts (certified by Seller as true and correct);

                (r)            The original (or if not available, copies) of any and all warranties and guarantees pertaining to the Improvements, specifically including the manufacturer’s roof membrane warranty issued with respect to the buildings comprising the Improvements;

                (s)            Seller’s affidavit executed as required by the Title Company for the purpose of satisfying any request for the same in the applicable Title Commitments;

                (t)            A settlement statement;

                (u)            The Transition Period Sublease for such Property executed by Tenant and current license holder, if applicable pursuant to Section 4.6 below;

                (v)            Assignments of Purchase Contract by Purchaser to each of the Applicable Property Transferees as it relates to the applicable Property in a form mutually acceptable to Seller and Purchaser; and

                (w)            Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

    4.3        Condition of Properties.

                (a)            The obligation of Purchaser to acquire the Properties shall be subject to the satisfaction or waiver of the conditions precedent set forth in Sections 4.3 through 4.7 by Seller.

                (b)            No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of any Property.

                (c)            All material and applicable Permits and other authorizations necessary for the current use, occupancy and operation of the Properties shall be in full force and effect; however, in the event that any Seller fails to obtain any such Permits or other authorizations and discloses same to Purchaser, Purchaser may, but shall not be required to, waive Seller’s compliance with Section 7.11 of this Agreement and proceed with the Closing.

    4.4        Title Policies and Surveys.

                (a)            The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents, to issue the title policies pursuant to the Title Commitments as marked up at closing.

                (b)            Purchaser shall have received the Surveys in accordance with Section 2.4.

    4.5        FF&E Schedule. Seller has provided to Purchaser schedules (the "FF&E Schedules") with respect to each Existing Facility and which FF&E is intended to be part of the Assets to be transferred to and owned by the Applicable Property Transferees upon and following the Closing. Such FF&E Schedules may be detailed schedules or depreciation schedules used in Seller’s tax returns, as available. Upon reasonable prior notice to each Seller, Purchaser shall be entitled to inspect the FF&E at the applicable Property prior to the Closing in order to confirm and verify the FF&E Schedule.

    4.6        Permit Transfers. Seller shall have completed the transfer and assignment of all of the Permits to the Applicable Property Transferee and/or the Tenant and/or Manager of each Property, to the extent the same may be or are required to be effectuated at or prior to the Closing under applicable and governing laws, rules and regulations. To the extent any of the Permits cannot be transferred or assigned at or prior to the Closing, alternative arrangements that are satisfactory to Purchaser and the Tenant shall have been implemented to assure that the Applicable Property Transferee and/or the Tenant shall have the benefit of such Permits, and Seller, the Applicable Property Transferee and/or the Tenant shall cooperate and use their respective commercially reasonable efforts to complete the transfer and assignment of the Permits as contemplated in the foregoing sentence promptly after the Closing at Purchaser’s expense. For example, but not by way of limitation, in the event the required assisted living/senior living facilities and/or skilled nursing facilities licenses or permits have not been transferred, issued or re-issued as of the Closing Date with respect to a Property, as required by applicable law and regulations, the Manager, the Tenant and the Applicable Property Transferee shall enter into a sublease of the Lease (the "Transition Period Sublease"), so that the facility located on such Property may continue to be operated on and after the Closing Date pending the transfer, issuance or re-issuance of such required licenses or permits. This Section 4.6 shall survive the Closing for a period of one year.

    4.7        Other.

                (a)            The representations and warranties of Seller, Manager and Tenant set forth in Section 7 hereof (as the same may have been changed by notice from Seller as provided therein) shall be true, correct and complete in all material respects on and as of the Closing Date;

                (b)            No Act of Bankruptcy on the part of any Seller, Manager or Tenant shall have occurred and remain outstanding as of the Closing Date;

                (c)            Each Seller shall be the sole Seller of good and marketable title to its Property free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than the Permitted Encumbrances and this Agreement);

                (d)            There shall be no unsatisfied state or Federal tax liens against or affecting any Seller which is due and payable, or any tax audit of Seller in process, which could result in a lien against any Property; and

                (e)            There shall be no outstanding, unsettled claim against any Seller arising under any insurance policies in respect of Seller or its Property which could result in a lien against any Property.

SECTION 5.           CONDITIONS TO TENANT'S OBLIGATION TO CLOSE.

        The obligation of the Tenant to lease each of the Properties on the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on and as of such Closing Date:

    5.1        Closing Documents. The Seller, Manager or Purchaser, as applicable, shall have delivered (or cause to be delivered) to the Tenant with respect to each Property:

                (a)            The Lease for such Property duly executed by the Applicable Property Transferee;

                (b)            The Master Agreement duly executed by Developer, Purchaser, Guarantor, Manager and the Owners (as defined therein);

                (c)            The Management Agreement for such Property duly executed by the Manager;

                (d)            The Pooling Agreement duly executed by the Purchaser, Applicable Property Transferee and Manager;

                (e)            A settlement statement;

                (f)            The Transition Period Sublease for such Property executed by the current license holder, if applicable pursuant to Section 4.6 above;

                (g)            The Owner Agreement for such Property duly executed by the Purchaser, Manager and the Applicable Property Transferee and the Tenant; and

                (h)            Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

    5.2        Condition of Properties.

                (a)            No action shall be pending or threatened for the condemnation of taking by power of eminent domain of all or any material portion of any Property.

                (b)            All material and applicable Permits and other authorization necessary for the current use, occupancy and operation of the Properties shall be in full force and effect; however, in the event that any Seller fails to obtain any such Permits or other authorizations and discloses same to Tenant, Tenant may, but shall not be required to, waive Seller’s compliance with Section 7.11 of this Agreement and proceed with the Closing.

    5.3        Title Policies and Surveys.

                (a)            The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents, to issue the title policies pursuant to the Title Commitments.

                (b)            The Tenant shall have received the Surveys in accordance with Section 2.4.

    5.4        Other.

                (a)            No Act of Bankruptcy on the part of the Seller, Manager or Purchaser shall have occurred and remain outstanding as of the Closing Date;

                (b)            Seller shall be the sole Seller of good and marketable title to the Properties free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than the Permitted Exceptions and this Agreement);

                (c)            There shall be no unsatisfied state or Federal tax liens against or affecting any Seller which is due and payable, or any tax audit of Seller in process, which could result in a lien against any Property; and

                (d)            There shall be no outstanding, unsettled claim against any Seller arising under any insurance policies in respect of Seller of its Property, which could result in a lien against the Property.

SECTION 6.           CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

        The obligation of Seller to convey and transfer to Purchaser the Properties on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

    6.1        Purchase Price. Purchaser shall deliver to Seller the Purchase Price as provided in Section 3.2.

    6.2        Closing Documents. Purchaser, the Applicable Property Transferee or Tenant, as the case may be, shall have delivered to Seller:

                (a)            Duly executed and acknowledged counterparts of the documents described in Subsections 4.2(b), (d), (e), (f), (g), (h), (l), (n), (t), (u), (v) and (w);

                (b)            Certified copies of applicable resolutions, certificates of good standing, and certificates of incumbency with respect to the Purchaser, the Applicable Property Transferees, Tenant, and such other Persons as the Seller may reasonably require; and

                (c)            Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

SECTION 7.           REPRESENTATIONS AND WARRANTIES OF SELLER AND MANAGER.

        To induce Purchaser and Tenant to enter into this Agreement, each of Seller and Manager represents and warrants to Purchaser and Tenant as follows:

    7.1        Status and Authority of Seller. Seller is a limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority under the laws of such state and its respective organizational documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to transact business and is in good standing in the state in which its Property is located.

    7.2        Status and Authority of Manager. Manager is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Manager has duly qualified to transact business and is in good standing in the state in which each Property is located.

    7.3        Employees. Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by Seller at its Property relating to the period prior to the Closing, and Manager, pursuant to the terms of the Management Agreement, shall be responsible for payment of all wages, salaries and vacation pay, pension, welfare and other benefits relating to the period commencing on and from and after the Closing. All of the employees at each Property prior to the Closing Date are employees of the Manager and Manager shall continue to employ such employees immediately after the Closing Date except for those employees which may be terminated in the ordinary course of business unrelated to the sale of the Property. Seller shall not, other than in the ordinary course of business, hire any new employee or employees, or increase the compensation or benefits payable to any employee or employees. At no time hereunder, upon the Closing or under the applicable Lease, shall any of the employees at the Property, including employees of Manager, be or be deemed to be the employees of Purchaser or Tenant, and upon and after the Closing, be or be deemed to be transferred to Purchaser or Tenant. If required, each Seller or the Manager, as applicable, will comply with the notice and other requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters, and such obligation shall survive the Closing, notwithstanding anything to the contrary in the WARN Act. Because Purchaser and Tenant at no time will be or be deemed to be the employer of employees at any Property, it is expressly understood and agreed that Purchaser and Tenant are not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at any Property including employees of Manager, or of any Seller attributable to any time period up to, upon and after the Closing Date. Similarly, there shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements for or concerning such employees which shall be binding upon Purchaser or Tenant. Nothing contained in this Section 7.3 shall be construed to affect any of the rights and obligations of the parties under the Management Agreement.

    7.4        Existing Agreements. There are no (or will not be at the Closing) service contracts, maintenance agreements, leasing commissions or brokerage agreements, repair contracts, property management contracts, contracts for the purchase or delivery of labor, services, materials or goods, supplies or equipment, leases, licensees or occupancy agreements, or similar agreements entered into by or on behalf of Seller with respect to any Property which will be obligations of Purchaser or Tenant after the Closing, other than (i) the Permitted Encumbrances, (ii) the documents to be assigned to Purchaser pursuant to the terms hereof, (iii) the Contracts, (iv) the Lease, (v) the Transition Period Sublease, if applicable, (vi) the Owner Agreement, (vii) the Management Agreement, (viii) the Pooling Agreement, and (ix) any other document or instrument given or entered into in connection with Closing. Notwithstanding the foregoing, if Seller does not obtain the consent from the applicable lessor necessary to assign to Purchaser any equipment leases with respect to its Property (each an "Equipment Lease"), Seller shall sublease such equipment to Purchaser pursuant to the terms of the applicable Equipment Lease provided that such subletting is not prohibited under such Equipment Lease; if subletting is prohibited under such Equipment Lease, Seller or its parent shall provide an alternative arrangement for Purchaser to have use of such equipment or for Purchaser to enter into a new agreement for use of such or similar equipment on comparable terms.

    7.5        Tax Returns. All privilege, gross receipts, excise, sales and use, personal property and franchise taxes with respect to each Property resulting from its operations prior to the Closing will be paid by Seller as and when due and payable, and all tax returns for such taxes shall be prepared and duly filed by Seller prior to the Closing Date, or will be prepared and duly filed by Seller prior to the due date (including extensions thereof) under applicable law. All taxes, if any, shown on the returns described in this Section 7.5 or otherwise, determined to be due prior to the Closing, together with any interest or penalties thereon, will be paid by each Seller prior to the Closing, or allowance made therefor at the Closing. This Section 7.5 shall survive Closing for an indefinite period of time.

    7.6        Action of Manager and Seller. Seller and Manager have taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Manager or Seller on or prior to each Closing Date, such document shall constitute the valid and binding obligation and agreement of Manager and/or Seller, as applicable, enforceable against Manager and/or Seller, as applicable, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other document to be delivered by Manager, Developer or any Seller on or prior to the Closing Date is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Manager, and Seller as applicable.

    7.7        No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, and/or Manager, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which any Seller and/or Manager, as the case may be, is bound.

    7.8        Litigation. Neither Seller nor Manager have received written notice of and, to the Seller’s and Manager’s knowledge, no investigation, action or proceeding is pending or, to the Seller’s and Manager’s knowledge, threatened, and the Seller have not received written notice of and, to the Seller’s and Manager’s knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject any Property to a liability in excess of Twenty-Five Thousand and No/100 dollars ($25,000.00) which is not covered by insurance, whether or not Purchaser is indemnified by any of the Seller and/or Manager with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of any Property.

    7.9        Not A Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

    7.10        Construction Contracts: Mechanics’ Liens. At the Closing, there will be no outstanding contracts made by any Seller for the construction or repair of any Improvements relating to the Existing Facilities which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record or bonded all mechanics’ or materialmen’s liens, if any, arising from any labor or materials furnished to its Property prior to the Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to applicable law. If after the Closing a mechanics’ or materialmen’s lien is filed arising from any labor or materials furnished to any Property prior to the Closing, Seller shall discharge and have released of record or bonded any such mechanics’ or materialmen’s lien within thirty (30) days from the date Seller has notice that such mechanics’ or materialmen’s lien was filed. With respect to the Future Facilities, Seller shall be responsible for all construction-related issues pursuant to the terms of the Development Agreement.

    7.11        Permits, Licenses. As of the Closing, there will be in effect all material Permits and other authorizations necessary for the then current use, occupancy and operation of each Property, unless failure to obtain any such Permits and other authorizations is disclosed to Purchaser and Tenant in writing, and both Purchaser and Tenant waive compliance herewith in accordance with Section 4.3(c) of this Agreement.

    7.12        Hazardous Substances. Except as otherwise disclosed to Purchaser and Tenant, including without limitation any matters described in the Environmental Reports, to Manager’s and Seller’s knowledge, neither Seller nor Manager, since the date that Seller acquired title to its Property, has stored or disposed of (or engaged in the business of storing or disposing of, or authorized the storage or disposal of) nor has released nor caused nor authorized the release of any hazardous waste, contaminants, oil, radioactive or other material on such Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and which has not as of the Closing Date been removed from such Property in accordance with such applicable statutes, laws, ordinances, rules or regulations. To Seller’s and Manager’s knowledge, except as otherwise disclosed to Purchaser and Tenant, including, without limitation, any matters described in the Environmental Reports, each Property is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except for reasonable amounts of any such materials necessary for the maintenance, repair and operation of the Property as an assisted living/senior living facility and stored, maintained and used in accordance with applicable law.

    7.13        Insurance. Seller has received no written notice from any insurance carrier of defects or inadequacies in any Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

    7.14        Financial Information. Financial information, including, without limitation, all books and records and financial statements relating to each Property, which have been provided to Purchaser by Manager and the Seller are true, correct and complete in all material respects.

    7.15        Contracts. Each Seller has performed in all material respects all of its obligations under each Contract to which the Seller is a party or is subject and no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default under any such Contract and Seller has the right to assign all of the Contracts which it is assigning to Purchaser or its designee pursuant to this Agreement. Further, to each Seller’s knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.

    7.16        Title to FF&E. Seller has good and marketable title to the FF&E described on the FF&E Schedule. The FF&E that is leased rather than owned by Seller is included in the Contracts.

    7.17        FF&E. As of the Closing Date, the FF&E shall comply in all material respects with the requirements of the Manager’s Standards (as defined in the Management Agreement).

    7.18        No Proffers. As of the Closing Date, Seller and/or Manager shall have paid (or the provision for the payment of which has been made by Seller) and/or performed, as applicable, all proffers, exactions, development fees, tap fees, connection charges, impact fees, improvements (including off-site improvements) and other requirements imposed by applicable law of any federal, state or local governmental or quasi-governmental authority in connection with the construction and development of the Existing Facilities.

    7.19        No Violations. Seller has complied in all material respects with all laws, regulations, orders or other requirements issued by any governmental authority against or affecting the Property. Seller has not received any written notice or order from any governmental authority requiring any repairs, maintenance or improvements to the Existing Facilities that have not been fully performed. There are no notices received from any governmental authority alleging any violations or threatening any fines for non-compliance with any laws, regulations orders or other requirements which have not been cured, or which have not been communicated to Purchaser.

    7.20        Separate Tax Parcel. Each Property constitutes a separate parcel for purposes of ad valorem real property taxes, and is not subject to a lien for non-payment of real property taxes relating to any other property.

    7.21        No Defaults. There exists no material default on the part of Seller or Manager with respect to any Permitted Encumbrance affecting each Property, other than those defaults which can be cured or discharged by the payment of money and for which an allowance for the payment thereof has been made at the Closing. Notwithstanding anything to the contrary contained in this Section 7 regarding the survival period for the representations and warranties made hereunder, the representation and warranty made in this Section 7.21 or in any other document executed and delivered at the Closing by Seller and Manager shall survive the Closing for an unlimited period of time.

    7.22        American with Disabilities Act. As of the Closing Date, each Existing Facility shall comply in all material respects with the Americans with Disabilities Act and all related and applicable laws, rules, regulations and/or orders governing or relating to accessibility.

         Except as specifically provided otherwise, all representations and warranties made in this Agreement by Seller and Manager shall survive the Closing for a period of one (1) year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served promptly, if at all, on or before the date which is twelve (12) months after the Closing Date and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

        As used in this Agreement, the phrase "to "Seller’s knowledge" or "to Manager’s knowledge," or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry of Christian B. A. Slavin, James S. Pope, Jay A. Beckhorn, Douglas Bath and Bradley Rush.

        Prior to the Initial Closing, Purchaser and Tenant will have had the opportunity to investigate independently all physical aspects of each Property, and to make all such independent inspections and/or investigations of any Property that Purchaser or Tenant deems necessary or desirable including, without limitation, review of the building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations or other private parties affecting or concerning such Property, the condition of title, soils and geological reports, engineering and structural certificates, tests and third-party reports (if any), governmental agreements and approvals and architectural plans and site plans. Purchaser and Tenant each represent and warrant that, in entering into this Agreement, it has not relied on any representation, warranty, promise or statement, express or implied, of Seller or Manager or anyone acting for or on behalf of Seller or Manager, other than as expressly set forth in this Agreement; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND MANAGER, PURCHASER AND TENANT EACH ACKNOWLEDGE THAT THE PROPERTIES WILL, UPON THE ACQUISITION BY THE APPLICABLE PROPERTY TRANSFEREES AND TENANT OF THEIR RESPECTIVE INTERESTS IN SUCH PROPERTY, BE IN THEIR "AS IS" CONDITION AND IN THEIR "AS IS" STATE OF REPAIR, WITH ALL FAULTS SUBJECT ONLY, HOWEVER, TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER AND MANAGER FOR THE BENEFIT OF PURCHASER AND/OR TENANT EXPRESSLY SET FORTH IN THIS AGREEMENT.

        Except as otherwise expressly provided in this Agreement or any documents executed and delivered by any Seller or Manager to Purchaser or Tenant at the Closing, each Seller and Manager disclaim the making of any representations or warranties, express or implied, regarding any Property or matters affecting the same, whether made by Seller or Manager, on Seller’s behalf or on Manager’s behalf, or otherwise, including, without limitation, the physical condition of the Property, title to, the boundaries or other survey matters of, the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to such Property or the market and physical environments in which the Property is located. Purchaser and Tenant each acknowledge that it has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property, except as expressly provided in this Agreement. Purchaser and Tenant each further acknowledge that it has not received from or on behalf of any Seller or Manager, any accounting, feasibility, marketing, economic, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors.

SECTION 8.            REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        To induce Seller and Tenant to enter into this Agreement, Purchaser represents and warrants to Manager, Seller and Tenant as follows:

    8.1        Status and Authority of Purchaser. Purchaser is duly organized and validly existing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is duly qualified and in good standing in the state in which each Property is located.

    8.2        Action of Purchaser. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other document to be delivered by Purchaser on or prior to the Closing Date is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Purchaser.

    8.3        No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property or assets of Purchaser, pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

    8.4        Litigation. Purchaser has received no written notice of and, to Purchaser’s knowledge, no investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser’s knowledge no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject any Property to a material liability which is not covered by insurance, whether or not Purchaser is indemnified by Seller and/or Manager with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of any Property.

    The representations and warranties made in this Agreement by Purchaser are made as of the Effective Date. Except as specifically provided otherwise herein, all representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served promptly, if at all, on or before the date which is twelve (12) months after the Closing Date and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

    As used in this Agreement, the phrase "to Purchaser’s knowledge" or words of similar import shall mean the actual knowledge of Purchaser and its Affiliates.

SECTION 9.            REPRESENTATIONS AND WARRANTIES OF TENANT.

        To induce Manager, Seller and Purchaser to enter into this Agreement, Tenant represents and warrants to the Manager, Seller and Purchaser as follows:

    9.1        Status and Authority of Tenant. The Tenant is duly organized and validly existing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Tenant is, or will by the Initial Closing Date become, duly qualified and in good standing in each of the states in which the Properties are located.

    9.2        Actions of Tenant. The Tenant has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Tenant on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of the Tenant, enforceable against the Tenant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other document to be delivered by Tenant on or prior to the Closing Date is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Tenant.

    9.3        No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Tenant, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Tenant pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Tenant is bound.

    9.4        Litigation. The Tenant has not received any written notice of, and to the Tenant’s knowledge, no investigation, action or proceeding is pending and, to the Tenant’s knowledge, no action or proceeding is threatened and the Tenant has not received any notice of, and to the Tenant’s knowledge no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         The representations and warranties made in this Agreement by the Tenant are made as of the Effective Date. Except as specifically provided otherwise herein, all representations and warranties made in this Agreement by the Tenant shall survive the Closing for a period of one (1) year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of such Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

        As used in this Agreement, the phrases "to the Tenant’s knowledge" or words of similar import shall mean the actual knowledge of Tenant.

SECTION 10.            COVENANTS OF MANAGER AND SELLER.

        Seller and Manager hereby covenant with Purchaser as follows:

    10.1        Compliance with Laws. From the Effective Date to the Closing Date, Seller shall use commercially reasonable efforts to comply in all material respects with (i) all laws, regulations and other requirements affecting the Properties, from time to time applicable, of every governmental body having jurisdiction of such Property or the use or occupancy of any Improvements located thereon, and (ii) all terms, covenants and conditions of instruments of record affecting the Properties.

    10.2        Construction. Seller agrees to cooperate with the Purchaser and/or Tenant in enforcing any applicable warranties or guaranties with respect to any defects in the Improvements that are discovered after the Closing. The provisions of this Section 10.2 shall survive any Closing under this Agreement.

    10.3        Insurance. Seller shall, at no expense to Seller, reasonably cooperate with Purchaser or Tenant in connection with Purchaser’s or Tenant’s obtaining any insurance which may be required to be maintained by Purchaser or Tenant under the terms of each Lease.

SECTION 11.           APPORTIONMENTS.

    11.1        Apportionments.

                (a)            All real estate taxes (including special assessments attributable to the period prior to the Closing) and items of income and expense with respect to each Property shall be adjusted between Seller and Purchaser as of the Closing Date. All items of revenue, cost and expense of each Property with respect to the period prior to the Closing Date shall be for the account of each Seller. All items of revenue, cost and expense of each Property with respect to the period from and after the Closing Date shall be for the account of Tenant according to the terms of the Lease. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Seller, Purchaser and Tenant at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, based upon an accounting performed by the Manager and acceptable to Seller, Purchaser and Tenant. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 11.1 within such 90 day period, upon application by Seller or Purchaser, a certified public accountant reasonably acceptable to the parties to such disputed adjustment shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the Seller and Purchaser. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.

    11.2        Closing Costs. The Closing Costs shall be allocated and other closing adjustments and prorations made between Seller and Purchaser as follows:

                (a)            The Seller shall be charged with the following items:

                            (i)            the cost of the owner’s policies of title insurance for the Properties (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such Endorsements as Purchaser may request provided the same are permitted by law and are customary in similar commercial transactions) customarily paid by a grantor in applicable jurisdictions;

                            (ii)            those Transfer Taxes customarily paid by a grantor, if any, imposed in connection with the transfers contemplated hereby (specifically, the grantor’s tax in Virginia);

                             (iii)            costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Properties as herein provided;

                            (iv)            legal fees and expenses of Seller;

                            (v)            the cost of the architect’s and engineer’s certificates required hereunder; and

                            (vi)            the fee, if any, required by the manufacturer for the transfer by Seller to Buyer of the manufacturer’s roof membrane warranty for each building.

                (b)            The Purchaser shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing:

                            (i)            the cost of the owner’s policies of title insurance for the Properties (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such Endorsements as Purchaser may request provided the same are permitted by law and are customary in similar commercial transactions) customarily paid by a grantee in applicable jurisdictions;

                            (ii)            Transfer Taxes customarily paid by a grantee, imposed in connection with the transfer contemplated hereby (including, without limitation, the grantee’s tax in Virginia), together with any and all recordation taxes or charges imposed on any mortgage or deed of trust, all other Clerk’s fees and similar changes;

                            (iii)            fees and expenses of Purchaser’s and Tenant’s counsel;

                            (iv)            Purchaser’s third-party inspection, appraisal, review and other acquisition costs.

                            (v)            all costs of any financings, including loan fees, lender’s counsel’s fees, escrows, or similar costs.

        Taxes, assessments, utility charges and other charges for 2003 shall be prorated as of Closing, and Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Seller. Seller shall also pay and be responsible for any taxes or assessments incurred prior to 2003 including but not limited to past due taxes or "rollback" taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Property or any improper or inadequate assessment of the Property for the period prior to the Closing, which obligation shall expressly survive the Closing.

               (c)            As used herein, the term "Transfer Taxes" shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the Closing or instruments in connection therewith for the sale, transfer or conveyance of the Properties from Seller to Purchaser or the lease of any Property from Purchaser to Tenant. Transfer Taxes shall not include, and each Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any governmental entity in connection with the operation of its Property for any period of time prior to the Closing, and Purchaser or Tenant, as applicable, shall be solely responsible for all such taxes for any period from and after the Closing, and provided further that any income tax arising as a result of the sale and transfer of any Property by Seller to Purchaser shall be the sole responsibility of Seller.

    11.3        Survival. The obligations of the parties under this Section 11 shall survive the Closing.

SECTION 12.           LIMITATIONS ON LIABILITY.

    12.1        Limitations on Liability.

                (a)            The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a ";Non-Performing Party") will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Closing under 0 have not been fulfilled.

                (b)            To the maximum extent permitted by applicable law, no member, shareholder, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

SECTION 13.           MISCELLANEOUS.

    13.1        Agreement to Indemnify.

                (a)            From and after the Closing Date (i) Seller and Guarantor shall indemnify, defend and hold harmless Purchaser and Tenant from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (v) any termination of employment of employees at the Property prior to or upon the Closing Date resulting from the termination of employment of such employees by Seller, Seller’s Affiliate or their respective Manager and/or the failure of the Manager to hire such employees (including, without limitation, severance pay, wrongful discharge claims, and claims and/or fines under Federal, state or local statutes or regulations, including, without limitation, the Worker Adjustment and Retraining Notification Act), (w) the employment of such individuals prior to the Closing Date, including, without limitation, employment-related claims; COBRA-related claims; disability claims; vacation; sick leave; wages; salaries; payments due (or allocable) to any medical, pension, and health and welfare plans, and any other employee benefit plan established for the employees at each Property; and employee-related tax obligations such as, but not limited to, social security and unemployment taxes accrued as of the Closing Date, (x) events, acts, or omissions of Seller that occurred in connection with its ownership or its Affiliate’s operation of each Property prior to the Closing Date or obligations accruing prior to the Closing Date under any Contract of Seller (except to the extent of any adjustment made in respect of such Contract at the Closing), (y) any material breach of a representation or warranty made by Seller under Section 7 of which Purchaser or Tenant did not have knowledge of such breach prior to or on the Closing Date (as such representations and warranties may be modified pursuant to said Section 7 and subject to the one (1) year limitation period set forth therein, if applicable, but a three (3) year limitation period with respect to environmental matters), or (z) any claim against Purchaser or Tenant for damage to property of others or injury to or death of any person or any debts or obligations of or against Seller and arising out of any event occurring on or about or in connection with any Property or any portion thereof, at any time or times prior to the Closing Date, (ii) Purchaser shall indemnify, defend and hold harmless Seller and Tenant from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (x) events, acts, or omissions of Purchaser that occur in connection with its ownership or operation of each Property from and after the Closing Date or obligations accruing from and after the Closing Date under any Contract of Seller (or any Contract of the Manager executed on behalf of Seller) (except to the extent of any adjustment made in respect of such Contract at the Closing), provided that any provision of any Lease, Management Agreement or Owner Agreement that applies to such event, act or omission shall take precedence over the indemnity provided for in this clause (x), or (y) any material breach of a representation or warranty made by Purchaser under Section 7 as such representations and warranties may be modified pursuant to said Section 7 (and subject to the one (1) year limitation period set forth therein); and (iii) the Tenant shall indemnify, defend and hold harmless Manager, Seller and Purchaser from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of any material breach of a representation or warranty made by Tenant under Section 9 (subject to the one (1) year limitation period set forth therein).

                (b)            The provisions of this Section 13.1 shall not apply to any liabilities or obligations with respect to hazardous substances, the liabilities of the parties with respect thereto being governed by the representation and warranty of Seller set forth in Section 7.12. The indemnity provided for in this Section 13.1 shall not extend to any consequential damages or punitive damages.

                (c)            Whenever it is provided in this Agreement that an obligation will continue after the Closing as an obligation of Purchaser or be assumed by Purchaser after the Closing, Purchaser shall be deemed to have also agreed to indemnify and hold harmless Seller, Manager and Tenant and their respective successors and assigns from and against any claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) arising from any failure of Purchaser to perform the obligation so continued or assumed after the Closing (but not with respect to any act or omission which occurred prior to the Closing).

                (d)            Whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which another party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim. The reasonable cost of providing such information shall be at the cost of the indemnifying party.

                (e)            The provisions of this Section 13.1 shall survive the Closing hereunder subject to the limitations set forth in this Section 13.1. Except as specifically provided otherwise herein, all representations and warranties made in this Agreement shall survive the Closing for a period of one (1) year. With respect to all representations and warranties made in this Agreement which survive the Closing for a period of one (1) year after the Closing Date, any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve (12) months after the Closing Date and served promptly (but in no event later than sixty (60) days after commencement) and, if not commenced on or before such date and so served, thereafter shall be void and of no force or effect.

    13.2        Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. Seller shall indemnify and hold harmless Purchaser and Tenant and their successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Seller. Purchaser or Tenant, as the case may be, shall indemnify and hold harmless Seller and Manager and their successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Purchaser or Tenant, as the case may be. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 13.2 shall survive the Closing hereunder and any termination of this Agreement.

    13.3        Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure. Notwithstanding the foregoing, if such information is required to be disclosed to any governmental authority to facilitate the transfer of Permits pursuant to Section 4.6, the disclosing party may disclose such information without the consent of the other parties and shall promptly give written notice to the other parties of such information which was disclosed.

    13.4        Notices.

                (a)            Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

                (b)            All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

                (c)            All such notices shall be addressed,

if to Seller or Manager, to:

Sunrise Senior Living Investments, Inc. 7902 Westpark Drive McLean, Virginia 22102 Attn: Christian B. A. Slavin

Sunrise Senior Living, Inc. 7902 Westpark Drive McLean, Virginia 22102 Attn: John Gaul, General Counsel

with a copy to:

Watt, Tieder, Hoffar & Fitzgerald 7929 Westpark Drive, Suite 400 McLean, Virginia 22102 Attn: Wayne G. Tatusko, Esq.

if to Purchaser or Tenant, to:

c/o CNL Retirement Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 Attn: Chief Operating Officer

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Post Office Box 2809 Orlando, Florida 32802 Attn: Daniel F. McIntosh, Esq.

with a copy to:

Twenty Pack Management Corp. 1701 Highway A1A, Suite 304 Vero Beach, Florida 32963 Attn: Timothy S. Smick

with a copy to:

Foley & Lardner 111 North Orange Avenue Suite 1800 Orlando, Florida 32801 Attn: J. Gordon Arkin, Esq.

                (d)             By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

    13.5        Section 1031 Exchange; Tax Matters. The parties agree and understand that, if requested by either party, the other party shall cooperate in permitting the requesting party to accomplish an exchange under Section 1031 of the Internal Revenue Code; provided, however, that such exchange shall not modify any terms of this Agreement, shall not delay the Closing, shall not relieve Seller of any liability for Seller’s obligations hereunder, shall not cause Purchaser to incur any liability or additional expense therefor or be required to take title to any other property, and shall not cause Purchaser (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to any third parties. Purchaser shall cooperate with Seller in all reasonable respects to reduce or defer income taxes and recordation taxes imposed in connection with the transactions contemplated hereby.

    13.6        Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

    13.7        Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

    13.8        Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

    13.9        Counterparts, Etc. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

    13.10        Governing Law; Jurisdiction; Waiver of Jury Trial.

                (a)            This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Virginia.

                (b)            To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in the Commonwealth of Virginia as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the Commonwealth of Virginia and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

                (c)            EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, THE LEASE OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

    13.11        Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

    13.12        Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party to such proceeding the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

    13.13        Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser and landlord and prospective tenant, as the case may be.

    13.14        Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    13.15        Disclosure. From and after Closing Date, and at the written request of Purchaser, each Seller shall provide such financial statements in respect of Seller’s operations relating to its Property from the date of Seller’s commencement of business to the Closing Date to the extent such financial statements are required by applicable securities laws and regulations and the SEC’s interpretation thereof; provided, however, that (i) Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser’s independent public accountants that applicable law or regulations require the provision of such financial statements, (ii) Purchaser shall not, without Seller’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that Seller so elects. Any and all costs and expenses incurred by Seller, including, without limitation, reasonable attorneys’ fees and expenses, in connection with providing such financial statements to Purchaser or in connection with any challenge to an SEC assertion (including Seller’s consultation or participation with Purchaser in respect of same) shall be reimbursed to Seller by Purchaser within ten (10) days following written demand by Seller.

    13.16        Acknowledgment of Financial Condition. Seller, Purchaser and Tenant (by their signatures below) and each Applicable Property Transferee (by executing the Assignment of Purchase Contract between the Seller and the Applicable Property Transferees) hereby (i) acknowledge that they have received information concerning the financial condition of each of the parties hereto, and (ii) agree that, in light of the obligations of the respective parties under the Purchase Agreement and all other documents executed pursuant to the Purchase Agreement (collectively the "Transaction Documents"), the financial condition of each party hereto and the Applicable Property Transferees is acceptable to all such entities for the carrying out of each such entity’s respective obligations under the Transaction Documents, subject to the delivery of the Owner Agreement by Purchaser, pursuant to which Purchaser’s Affiliate will guaranty the obligations of Tenant and each Applicable Property Transferee.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

         IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed as a sealed instrument as of the Effective Date.

SUNRISE BEVERLY HILLS ASSISTED LIVING,
L.L.C., a Virginia limited liability company

By:     Sunrise Development, Inc., a Virginia corporation,
           Sole Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE CRESSKILL ASSISTED LIVING, L.L.C., a
New Jersey limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Sole Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE EDMONDS ASSISTED LIVING, INC., a Washington corporation By: Sunrise Development, Inc., a Virginia corporation, Sole Member By: /s/ Bradley B. Rush Name: Bradley B. Rush Title: Vice President

SUNRISE FARMINGTON HILLS ASSISTED
LIVING, L.L.C., a Michigan limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Sole Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE FIVE FORKS ASSISTED LIVING, L.L.C., a
Georgia limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Managing Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE MADISON SENIOR LIVING, L.L.C., a
New Jersey limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Sole Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

ATLANTIC-SUNRISE, LLC, a New York limited
liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Managing Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE POLAND ASSISTED LIVING, L.L.C., an
Ohio limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Sole Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE RALEIGH ASSISTED LIVING, LLC, a
North Carolina limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Managing Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE ASSISTED LIVING LIMITED
PARTNERSHIP VIII, L.P., a California limited partnership

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, General Partner

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

ADG ON SHEEPSHEAD BAY, LLC, a New York
limited liability company

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, Managing Member

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

SUNRISE ASSISTED LIVING LIMITED
PARTNERSHIP, a Virginia limited partnership

By:     Sunrise Senior Living Investments, Inc., a Virginia
           corporation, General Partner

          By: /s/ Bradley B. Rush
          Name: Bradley B. Rush
          Title: Vice President

MANAGER: SUNRISE SENIOR LIVING MANAGEMENT, INC.,a Virginia corporation By: /s/ Bradley B. Rush Name: Bradley B. Rush Title: Vice President

PURCHASER: CNL RETIREMENT CORP., a Florida corporation By: /s/ Marcel Verbaas Name: Marcel Verbaas Title: Chief Investment Officer

TENANT: TWENTY PACK MANAGEMENT CORP., a Delaware corporation BY:/s/ Timothy S. Smick Timothy Smick, President

Schedule A-1

Description of the Properties
Existing Facilities

Campus Name	Address
Sunrise of Arlington	2000 North Globe Road
Arlington, Virginia 22207
Sunrise of Bluemont Park	5900 Wilson Boulevard
Arlington, Virginia 22205
Sunrise of Countryside	45800 Jona Drive
Sterling, Virginia 20165
Sunrise of Falls Church	330 North Washington Street
Falls Church, Virginia 22046
Sunrise of Farmington Hills	29681 Middlebelt Road
Farmington Hills, Michigan 48334
Sunrise of Frederick	990 Waterford Drive
Frederick, Maryland 21702
Sunrise of Mercer Island	2959 76th Avenue SE
Mercer Island, Washington 98040
Sunrise of Mill Basin	5905 Strickland Avenue
Brooklyn, New York 11234
Sunrise of Poland	335 West McKinley Way
Poland, Ohio 44514
Sunrise of Raleigh	4801 Edwards Mill Road
Raleigh, North Carolina 27612
Sunrise of Santa Rosa	3250 Chanate Road
Santa Rosa, California 95404
Sunrise of Sheepshead Bay	2211 Emmons Avenue
Sheepshead Bay, New York 11235
Sunrise of Leesburg	246 West Market Street
Leesburg, Virginia 20175

Schedule B

Gross Revenue Thresholds

Schedule C

Allocation of Purchase Price

Campus Name	Purchase Price
Sunrise of Arlington	$ 7,084,655.00
Sunrise of Bluemont Park	$28,039,268.00
Sunrise of Countryside	$14,688,229.00
Sunrise of Falls Church	$ 8,681,197.00
Sunrise of Farmington Hills	$ 9,379,684.00
Sunrise of Frederick	$ 6,885,087.00
Sunrise of Mercer Island	$ 7,783,142.00
Sunrise of Mill Basin	$24,147,697.00
Sunrise of Poland	$ 8,581,413.00
Sunrise of Raleigh	$ 6,286,384.00
Sunrise of Santa Rosa	$ 9,279,900.00
Sunrise of Sheepshead Bay	$25,644,455.00
Sunrise of Leesburg	$ 2,095,461.00

Schedule D

Description of Motor Vehicles